10-04
For further information:
John F. Walsh
Vice President - Investor Relations
Southern Union Company
212-659-3208

SOUTHERN UNION’S TRUNKLINE LNG INFRASTRUCTURE ENHANCEMENT PROJECT PLACED IN-SERVICE

HOUSTON, March 15, 2010 –Southern Union Company (NYSE:SUG) announced that it recently received approval from the Federal Energy Regulatory Commission to place its Trunkline LNG Infrastructure Enhancement Project (“IEP”) into service.

IEP involved two separate components:  the installation of four ambient air vaporization units (“AVUs”) and the construction of a natural gas liquids extraction facility.  Trunkline LNG Company LLC (“Trunkline LNG”), located in Lake Charles, LA, is the only liquefied natural gas (“LNG”) regasification terminal in North America to employ ambient air vaporization technology.  Utilization of the AVUs will significantly improve fuel efficiency during the regasification process, for the benefit of Trunkline LNG’s customer, BG LNG Services (“BG”).  Additionally, the availability of a natural gas liquids extraction facility will provide BG with greater flexibility in sourcing its LNG supply.  The Trunkline LNG terminal is fully contracted to BG through 2030.

President and COO Eric D. Herschmann said, “We are extremely pleased to have placed IEP into service.  This technologically advanced project showcases the leadership position that Trunkline LNG enjoys within the industry.  The long-term nature of our contract with BG, coupled with the stable nature of Trunkline LNG’s cash flows, will benefit the company and its shareholders for decades to come.”

IEP cost approximately $430 million, excluding capitalized interest, and is expected to generate operating income in the range of $55 to $60 million per year.

About Southern Union Company

Southern Union Company, headquartered in Houston, is one of the nation’s leading diversified natural gas companies, engaged primarily in the transportation, storage, gathering, processing and distribution of natural gas. The company owns and operates one of the nation’s largest natural gas pipeline systems with more than 20,000 miles of gathering and transportation pipelines and one of North America’s largest liquefied natural gas import terminals, along with serving more than half a million natural gas end-user customers in Missouri and Massachusetts.  For further information, visit www.sug.com.

Forward-Looking Information

This news release includes forward-looking statements and projections.  The Company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release.  Important factors that could cause actual results to differ materially from the projections, anticipated results or other expectations herein are enumerated in Southern Union’s Securities and Exchange Commission filings.  While the Company makes these statements and projections in good faith, neither the Company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The Company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company, whether as a result of new information, future events, or otherwise.

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